Exhibit 99.1

Ameron International Corporation Completes Stock Split

    PASADENA, Calif.---(BUSINESS WIRE)--May 27, 2003--Ameron International Corporation (NYSE:AMN) announced today the completion of its two-for-one stock split, paid in the form of a stock dividend, to shareholders of record on May 1, 2003. Shareholders received one additional share of Ameron common stock for each share owned on the record date. The total number of shares of common stock outstanding after the split was 7,919,024.
    Ameron announced the stock split on March 27, 2003, at the same time it announced a quarterly dividend of $.40 per share of stock which represents a 25% increase over the previous dividend level.
    James S. Marlen, Ameron's Chairman, President and Chief Executive Officer, repeated, "The stock split increased the number of Ameron shares in the market, and we hope that additional shares will lead to wider ownership and improved liquidity for all stockholders. The increased dividend payout is representative of management's favorable long-term outlook for Ameron's future business prospects and cash generating capabilities."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

    CONTACT: Ameron International Corporation
             James S. Marlen/Gary Wagner, 626/683-4000